Exhibit 21







     SUBSIDIARIES OF THE DAYTON POWER AND LIGHT COMPANY


The Dayton Power and Light Company had the following wholly owned subsidiaries on March 30, 1999:

Name                                 State of Incorporation
----                                 ----------------------
MacGregor Park, Inc.                          Ohio
MVE, Inc.                                     Ohio